Schedule 14A Information
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant                     [x]
Filed by a Party other than the Registrant  [ ]

Check the Appropriate box:
[x]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           NaPro BioTherapeutics, Inc.
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):
[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)       Title of each class of securities to which transaction applies:
        2)       Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4)       Proposed maximum aggregate value of transaction:
        5)       Total fee paid:
[ ]     Fee paid previously with preliminary materials.
[       ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
        1) Amount Previously Paid:
        2)  Form Schedule or Registration Statement No.:
        3)  Filing Party:
        4)  Date Filed:

                           NAPRO BIOTHERAPEUTICS, INC.
                             6304 Spine Road, Unit A
                             Boulder, Colorado 80301
                       -----------------------------------

                    Notice of Annual Meeting of Stockholders
                        to be held on September 13, 2000
                       -----------------------------------

To the stockholders of NaPro BioTherapeutics, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of NaPro BioTherapeutics, Inc. ("NaPro" or the "Company"), a Delaware corporation, will be held on September 13, 2000, at 9:00 A.M. at the Raintree Plaza Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, for the following purposes:

         1. To elect three Class I directors to serve until the 2003 Annual Meeting of Stockholders, two Class II directors to serve until the 2001 Annual Meeting of Stockholders, and one Class III director to serve until the 2002 Annual Meeting of Stockholders.

         2. To approve an amendment to NaPro's Certificate of Incorporation increasing the number of total authorized shares of common stock issuable thereunder;

         3. To approve an amendment to NaPro's 1994 Long-Term Performance Incentive Plan increasing the number of shares of common stock issuable thereunder;

         4. To ratify the selection by the Board of Directors of Ernst & Young LLP as NaPro's independent auditors for the year ending December 31, 2000; and

         5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on July 21, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE ENCOURAGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A postage prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a proxy.


                                              By Order of the Board of Directors


                                              Patricia A. Pilia, Ph.D.
                                              Secretary
Boulder, Colorado
August 16, 2000

                           NAPRO BIOTHERAPEUTICS, INC.
                             6304 Spine Road, Unit A
                             Boulder, Colorado 80301

                                 Proxy Statement

General

The enclosed proxy is solicited by the Board of Directors of NaPro BioTherapeutics, Inc. (the "Company" or "NaPro") for use at the Annual Meeting of Stockholders to be held on September 13, 2000, at 9:00 A.M. at the Raintree Plaza Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont Colorado, and at any adjournment or postponement of that meeting, for the purposes set forth in the foregoing Notice of Annual Meeting. This Proxy Statement is being furnished to holders of NaPro's voting common stock, $0.0075 par value per share ("Common Stock"), as of July 21, 2000, the Record Date.

NaPro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials sent to stockholders. NaPro may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. NaPro has retained the services of MacKenzie Partners to aid in the solicitation of proxies, deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners of stock and to solicit proxies therefrom. MacKenzie Partners will receive a fee of approximately $5000 and reimbursement of all reasonable out-of-pocket expenses. Proxies may also be solicited by certain of NaPro's directors, officers and regular employees, without additional compensation, personally by telephone or telegraph.

This Proxy Statement and accompanying proxy will be mailed on or about August 16, 2000 to all stockholders entitled to vote at the meeting. Unless the context otherwise requires, the terms "Company" and "NaPro" include NaPro and each of its subsidiaries.

Annual Report

The Annual Report to Stockholders for the year ended December 31, 1999 including audited financial statements is enclosed. This Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

Stockholder Proposals

NaPro intends to hold its 2001 Annual Meeting of Stockholders in June 2001. Proposals by stockholders that are intended to be presented at that meeting must be received by NaPro's Secretary not later than January 31, 2001, in order to be included in the proxy statement and proxy relating to the 2001 Annual Meeting.

Voting Securities, Revocability of Proxy

Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting. As of the Record Date, there were 24,054,904 shares of Common Stock outstanding. Each such share is entitled to one vote, and there are no other classes of voting securities outstanding. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non- votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will not be taken into account in determining the election of directors. Approval of Proposal 2 to amend NaPro's Certificate of Incorporation requires the affirmative vote of a majority of shares of NaPro's outstanding common stock. Abstentions and broker non-votes will have the same effect as votes against in determining whether Proposal 2 has been approved. Proposal 3 to amend NaPro's 1994 Long-Term Performance Incentive Plan (the "1994 Plan"), and Proposal 4 to ratify the selection of Ernst & Young LLP as NaPro's independent auditors require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes against in determining whether Proposals 3 and 4 have been approved. Broker non-votes will not be counted in determining whether Proposals 3 or 4 have been approved to the extent that brokers are not entitled to vote on the matter without instructions from beneficial holders.

Any stockholder giving a proxy has the power to revoke it any time before it is exercised. Proxies may be revoked by filing with NaPro's Secretary at NaPro's principal executive office, 6304 Spine Road, Unit A, Boulder, Colorado, 80301, a written notice of revocation, or a duly executed proxy bearing a later date. Proxies may also be revoked by attendance at the Annual Meeting and an election to vote in person.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 7, 2000 regarding ownership of the common stock by (1) persons believed by NaPro to be the beneficial owners of more than five percent of its outstanding common stock; (2) by each director and nominee for director and by the executive officers of NaPro named in the Summary Compensation Table; and (3) by all current executive officers and directors of NaPro as a group. Except where otherwise indicated, all addresses are in care of: NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, CO 80301.

                                                 Number of
Name of Director, Officer or                     Shares of            Percent of
Beneficial Owner(1)                             Common Stock             Class
-------------------------------                 ------------            ------
Leonard Shaykin                                     1,029,045(2)         4.23%
Sterling K. Ainsworth                               1,414,025(3)         5.82%
Patricia A. Pilia                                     489,928(4)         2.03%
Gordon H. Link, Jr.                                   151,154(5)           *
David L. Denny                                        101,092(6)           *
Arthur H. Hayes, Jr.                                   40,000(7)           *
Seth Rudnick                                           23,178(8)           *
Stanley Knowlton                                       89,500(9)           *
Edward Erickson                                                -           *
Marc J. Ostro                                                  -           *
Richard Perle                                             10,000           *
Robert Pollack                                                 -           *
All Directors and Executive Officers as a          3,520,085(10)        14.11%
Group (10 persons)
State of Wisconsin Investment Board                1,504,500(11)         6.26%
P.O. Box 7842
Madison, Wisconsin 53707
Royal Bank Investment Management Inc.              1,363,500(12)         5.67%
Royal Trust Tower, P.O. Box 121
77 King Street West, Suite 3800
Toronto, Ontario, Canada M5K 1H1
* Less than 1%

(1) Unless otherwise noted, NaPro believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Includes 270,000 shares of Common Stock issuable upon exercise of options granted to Mr. Shaykin under the 1994 Plan, 35,102 shares of Common Stock issued to Mr. Shaykin as restricted stock under the 1994 Plan, and 24,728 shares of Common Stock beneficially owned through NaPro's 401(k) and ESOP plans as of 12/31/99.
(3) Includes 246,000 shares of Common Stock issuable upon exercise of 1994 Plan options; 35,102 shares of Common Stock issued to Dr. Ainsworth as restricted stock under the 1994 Plan; 22,810 shares of Common Stock beneficially owned through NaPro's 401(k) and ESOP plans as of 12/31/99; and 42,550 shares of Common Stock gifted by Dr. Ainsworth to relatives and certain other persons, which Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Does not include shares held by Dr. Pilia, who is engaged to be married to Dr. Ainsworth. Dr. Ainsworth disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dr. Pilia as well as of the gifted shares over which Dr. Ainsworth holds powers of attorney.

(4) Includes 146,750 shares of Common Stock issuable upon exercise of 1994 Plan options; 26,327 shares of Common Stock issued to Dr. Pilia as restricted stock under the 1994 Plan; 25,172 shares of Common Stock beneficially owned through NaPro's 401(k) and ESOP plans as of 12/31/99; and 10,800 shares of Common Stock gifted by Dr. Pilia to relatives and certain other persons which Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Does not include shares held by Dr. Ainsworth, who is engaged to be married to Dr. Pilia. Dr. Pilia disclaims beneficial ownership of shares of Common Stock beneficially owned by Dr. Ainsworth as well as the gifted shares over which Dr. Pilia holds powers of attorney.
(5) Includes 13,334 shares of Common Stock issuable upon the exercise of options granted to Mr. Link under NaPro's 1993 Stock Option Plan; 67,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Link under the 1994 Plan; 26,327 shares of Common Stock issued as restricted stock under the 1994 Plan; and 24,826 shares of Common Stock beneficially owned through NaPro's 401(k) and ESOP plans as of 12/31/99.
(6) Includes 57,725 shares of Common Stock issuable upon exercise of options granted to Mr. Denny under the 1994 Plan; 22,416 shares of Common Stock beneficially owned through NaPro's 401(k) and ESOP plans as of 12/31/99; and 17,551 shares of Common Stock issued as restricted stock under the 1994 Plan.
(7) Includes 40,000 shares of Common Stock issuable upon exercise of options granted to Dr. Hayes under the 1994 Plan.
(8) Includes 23,178 shares of Common Stock issuable upon exercise of options granted to Dr. Rudnick under the 1994 Plan.
(9) Includes 10,000 shares of Common Stock issuable upon exercise of options granted to Mr. Knowlton under the 1994 Plan, 5,000 shares of Common Stock held in a limited partnership, and 31,000 shares of Common Stock held by Mr. Knowlton's spouse.
(10) Includes an aggregate of 981,471 shares of Common Stock issuable upon exercise of outstanding stock options held by such persons.
(11) Information in the table as to beneficial ownership of Common Stock by the State of Wisconsin Investment Board is based upon filings on Schedule 13G made by the State of Wisconsin Investment Board.
(12) Information in the table as to beneficial ownership of Common Stock by Royal Bank Investment Management, Inc. is based upon filings on Schedule 13G made by Royal Bank Investment Management, Inc. and Royal Canadian Growth Fund. Royal Bank Investment Management, Inc. includes Royal Bank Investment Management, Inc, RT Investment Management Holdings, Inc., The Royal Trust Company, Royal Mutual Funds Inc., and Royal Canadian Growth Fund, all of which were represented in the Schedule 13G filing.

                        Proposal 1: Election of Directors

NaPro's Board of Directors currently consists of 10 members: Leonard Shaykin (Chairman); Sterling Ainsworth, Ph.D. (Vice Chairman); Patricia Pilia, Ph.D.; Arthur Hayes, Jr., M.D.; Stanley Knowlton, Seth Rudnick, M.D; Marc Ostro, Ph.D.; Edward Erickson; Robert Pollack, Ph.D., and Richard Perle. These directors are divided into three classes. Messrs. Shaykin and Knowlton and Drs. Hayes and Pollack are Class I directors, with terms of office expiring at the 2000 Annual Meeting. Drs. Pilia and Rudnick and Messrs. Erickson and Perle are Class II directors, with terms of office expiring at the 2001 Annual Meeting. Drs. Ainsworth and Ostro are Class III directors, with terms of office expiring at the 2002 Annual Meeting. Mr. Knowlton is not standing for re-election to the board, and Dr. Rudnick has resigned from his director position effective immediately prior to the 2000 Annual Meeting.

Three Class I directors will be elected at the 2000 Annual Meeting for a term expiring at the 2003 Annual Meeting. Mr. Shaykin and Dr. Hayes and Dr. Robert Pollack have been nominated for these board seats. Two Class II directors will be elected at the 2000 Annual Meeting for a term expiring at the 2001 Annual Meeting. Mr. Richard Perle and Mr. Edward Erickson are nominated for these board seats. One Class III director will be elected at the 2000 Annual Meeting for a term expiring at the 2002 Annual Meeting. Dr. Marc Ostro is nominated for this board seat. All nominees have agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable for service. Shares represented by executed proxies will be voted if authority to do so is not withheld, for the election of the nominees. If a nominee should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of a substitute nominee as the current Board of Directors may propose. The terms of Drs. Pilia and Ainsworth as directors will continue until the 2001 and 2002 Annual Meetings, respectively.

Directors Whose Terms will Expire in 2001

Patricia A. Pilia, Ph.D., 50, a co-founder of NaPro, has served as a director of NaPro since its inception. She has served as Secretary of NaPro from November 1991 to the present, Treasurer of NaPro from October 1992 to the present, Vice President of BioResearch and Toxicology from March 1993 to the present, and Executive Vice President from October 1998 to the present. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. (a predecessor of NaPro) and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at the Medical University of South Carolina ("MUSC"). Dr. Pilia served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1984 she has been a consultant to industry on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a Bachelor's degree in 1970 from Boston University, a Master's degree in Immunology/Microbiology in 1978 and a Doctoral degree in Pathology in 1980 from MUSC. Dr. Pilia is engaged to marry Dr. Ainsworth, a director and President of NaPro.

Edward L. Erickson, 53, is currently Chairman of the Board, President and Chief Executive Officer of Immunicon Corporation, a medical products company with technology for use in diagnostics, life science research, and cell therapy applications. He was appointed Chairman in April 1998 and Chief Executive Officer in September 1998. From 1993 to 1998, Dr. Erickson was President, Chief Executive Officer and director of DepoTech Corporation, a biopharmaceutical company in the drug delivery field. From 1991 to 1993 he was President, Chief Executive Officer of Cholestech Corporation, a diagnostic products company in point-of-care cholesterol testing and screening. Mr. Erickson holds a BS degree with distinction in Mathematics with a minor in Physics and an MS in Mathematics from the Illinois Institute of Technology and an MBA with high distinction from Harvard University, where he was elected a Baker Scholar.

Richard N. Perle, 58, is currently a fellow at the American Enterprise Institute. Additionally, Mr. Perle is currently a director of Hollinger International, Inc., a company that publishes English language newspapers in the United States, the United Kingdom, Canada, and Israel; and a director of AppNet, Inc., a company that provides consulting services and business solutions to e-commerce companies. Furthermore, Mr. Perle is currently a director of Autonomy, PLC, a company engaged in the development of various software applications, as well as a director of Morgan Crucible, PLC a company specializing in the design, development, manufacture and marketing of engineered products for use in various industries. Mr. Perle is also presently a member of the United States Defense Policy Board. From 1981 to 1987, Mr. Perle was the United States Assistant Secretary of Defense for International Security Policy at the United States Department of Defense. Mr. Perle attended the London School of Economics with Honors Examinations, received a B.A. in International Relations from the University of Southern California, an M.A. in Politics from Princeton University, and completed various fellowships at Princeton University, the Ford Foundation, and the American Council of Learned Societies.

Directors Whose Terms will Expire in 2002

Sterling K. Ainsworth, Ph.D., 60, a co-founder of NaPro, has served as an executive officer and director of NaPro since its inception; as Chief Executive Officer from November 1991 to August 1999; as President since October 1992; and as Vice Chairman of the Board and Chief Scientific Officer since August 1999. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. (a predecessor of NaPro) and served as Chairman and President of such company until NaPro's inception. From 1972 until 1990, Dr. Ainsworth held various levels of professorships of Pathology with tenure in the College of Medicine and Dental Medicine and Graduate Studies at MUSC, where he established, developed and directed MUSC's Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor's degree from the University of Mississippi in 1963. He received a Master's degree in Medical Microbiology in 1965 and a Doctoral degree in Medical Science in 1969 from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School from 1970 to 1972. Dr. Ainsworth is engaged to marry Dr. Pilia, a director and officer of NaPro.

Marc J. Ostro, Ph.D., 50, has been a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000 he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). From June 1997 to November 1997, Dr. Ostro was a Senior Vice President at Ross Financial Group engaged in portfolio management. From May 1994 to June 1997, he was Managing Director and Senior Biotechnology Analyst at UBS Securities. Prior thereto, he was a Senior Vice President and Senior Biotechnology Analyst at Mabon Securities. In July 1981, he co-founded the Liposome Company (Princeton, N.J.) and held various positions in that company including President, Vice Chairman, and Chief Scientific Officer until May 1993. Dr. Ostro received a B.A. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a postdoctoral fellow and assistant professor at the University of Illinois Medical School.

Directors Whose Terms will Expire in 2003

Leonard P. Shaykin, 56, has served as Chairman of the Board since June 1993, and Chief Executive Officer since August 1999. In 1995, Mr. Shaykin founded Shaykin & Co., LLC, a private investment company. Prior to founding Shaykin & Co., Mr. Shaykin was a managing partner of Adler & Shaykin (1983-1994), an investment partnership organized to sponsor management leveraged buyouts. Prior thereto, Mr. Shaykin was Vice President, Director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. Mr. Shaykin is Chairman of the Board and Chief Executive Officer of iPrivacy LLC, a private, early stage Internet company located in New York City. He is also a Director of The Jerusalem Post, a subsidiary of Hollinger International; a Trustee of the Jackson Laboratory, a not- for-profit genetic research institute; and a Trustee of the University of Chicago Graduate School of Business. Mr. Shaykin is a graduate of the University of Chicago (B.A., M.A.), and the University of Chicago Graduate School of Business (M.B.A.).

Arthur H. Hayes, Jr., M.D., 66, was elected a director of NaPro in March 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company, and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as the Commissioner of the FDA. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of the board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979 and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Genetics, Inc. (a genomic research and pharmaceutical company), Celgene Corporation (a pharmaceutical company), and Premier Research Worldwide. Dr. Hayes' received his M.D. from Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.S. (Philosophy, Politics and Economics) from Oxford University, where he was a Rhodes Scholar, and his A.B. (Philosophy) from Santa Clara University in 1955.

Robert E. Pollack, Ph.D., 59, is currently Professor of Biological Sciences, Lecturer in Psychiatry at the Center for Psychoanalytic Training and Research, and Director of the Center for the Study of Science and Religion, at Columbia University. He has been a Professor of Biological Sciences at Columbia since 1978, and was Dean of Columbia College from 1982-1989. He received the Alexander Hamilton Medal from Columbia University, and has held a Guggenheim Fellowship. He currently serves on Advisory Boards of the John Templeton Foundation, California Newsreels, The Fred Friendly Seminars, the Program in Religion and Ecology of the Center for the Study of World Religions at Harvard University, and as a Senior Consultant for the Director, Program of Dialogue on Science, Ethics, and Religion, American Association for the Advancement of Science. He is also currently a director and Chair of the Scientific Advisory Board of AMBI, Inc., a company focusing on the development and marketing of proprietary nutritional products. Dr. Pollack graduated from Columbia University with a B.A. in physics, and received a Ph.D. in biology from Brandeis University.

Management and the Board of Directors recommend a Vote FOR each nominee.

Other Executive Officers

NaPro has the following executive officers in addition to those who serve as directors:

Gordon H. Link, Jr., 46, a certified public accountant and a certified management accountant, joined NaPro as Vice President, Finance and Chief Financial Officer in September 1993. Prior thereto, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and Treasurer of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 until April 1993, Mr. Link was Treasurer of Synergen Development Corporation. From October 1983 through May 1990, Mr. Link practiced as a certified public accountant, most recently in the position of Audit Manager with Deloitte & Touche. He received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

David L. Denny, 47, has served as Vice President, Operations of NaPro since September 1995, except for a nine month period during 1997 when he served as Vice President, Quality Assurance. From 1991 to 1993, Mr. Denny served as Vice-President of Operations for Somatogen, Inc. Prior thereto, Mr. Denny served in manufacturing and quality assurance capacities with Miles Pharmaceutical, Abbott Laboratories and Kabi-Pharmacia. He received a B.S. in Biological Sciences from Tennessee Technological University in 1972 and attended graduate school at the same institution from 1972 to 1974.

James D. McChesney, Ph.D., 60, joined NaPro as Vice-President of Natural Products Chemistry in January 1996. From 1987 until June 1995, he served as Director of the Research Institute of Pharmaceutical Sciences at the University of Mississippi, specializing in natural product pharmaceutical research and development. In July 1993, Dr. McChesney was named Frederick A.P. Barnard Distinguished Professor of Pharmacognosy at the University of Mississippi. Dr. McChesney joined the School of Pharmacy at the University of Mississippi in 1978 as Professor and Chair of the Department of Pharmacognosy. After graduating with honors from Iowa State University in 1961 with a B.S. in Chemical Technology, he earned degrees in Botany (M.A. 1964) and Natural Products Chemistry (Ph.D. 1965) at Indiana University. He has been a Fulbright Lecturer in Brazil and a Visiting Professor at several South American universities.

Kai P. Larson, Esq., 36, has served as Vice President and General Counsel since December 1999 and Director of Legal Affairs for NaPro BioTherapeutics, Inc. from 1994 through 1999. Prior to his employment at NaPro, he worked as an attorney in the New York office of Kirkland & Ellis, a law firm. Mr. Larson received a B.A. from Brigham Young University, and a J.D. from Columbia University School of Law.

Board Meetings and Committees

The Board of Directors held six meetings during 1999, including both regularly scheduled and special meetings. The Board of Directors has established an Audit Committee, a Compensation Committee, and a Strategic Planning Committee. The Audit Committee, which currently consists of Dr. Marc Ostro (Chairman), Mr. Arthur Hayes, Mr. Richard Perle, and Dr. Robert Pollack meets periodically with representatives of NaPro's independent auditors and NaPro's management to obtain an assessment of NaPro's financial condition and results of operations, the results and scope of the annual audit and other services provided by NaPro's independent auditors, and reports to the full Board of Directors with respect thereto. The Audit Committee met two times during 1999. The Compensation Committee, which currently consists of Mr. Perle (Chairman), Mr. Erickson, and Dr. Pollack meets periodically to review and to recommend to the full Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering NaPro's stock option plans. The Compensation Committee met five times during 1999. The Strategic Planning Committee is charged with reviewing NaPro's strategic plans in connection with potential licensing partners, product development and marketing, regulatory approvals, and other matters. The Strategic Planning Committee did not meet in 1999. The Strategic Planning Committee currently consists of Mr. Shaykin, Dr. Ainsworth, Mr. Erickson, and Dr. Ostro as members. Each director attended more than 75% of the aggregate number of board and/or applicable committee meetings in 1999.

                             Executive Compensation

The following table sets forth compensation paid to Sterling Ainsworth, Leonard Shaykin, Patricia Pilia, Gordon Link, Jr. and David Denny (the "Named Executive Officers") for the years indicated.

Summary Compensation Table

                                Annual Compensation             Long Term Compensation
                              -----------------------      --------------------------------
                                                                          Awards
                                                           --------------------------------
                                                           Restricted    Securities
Name and                                                      Stock      Underlying           All Other
Principal Position     Year     Salary      Bonus($)        Awards($)    Options (#)          Compensation
                                ($)                           (11)       (12)                 ($) (13)
---------------------  -------  ----------- ------------  -------------  -------------------  ----------------
Leonard Shaykin        1999       189,699      81,977        74,592          200,000               28,534
Chairman of the        1998       159,611        0              0            280,000(1)            20,000
Board, Chief           1997       158,999        0              0            100,000(2)             1,000
Executive Officer
Sterling Ainsworth     1999       208,788     103,453        74,592          200,000               28,534
Vice Chairman of       1998       175,673        0              0            232,000(3)            16,000
the Board,             1997       178,631        0              0            100,000(4)             1,000
President, Chief
Scientific Officer
Patricia Pilia         1999       161,065      56,114        55,945          125,000               28,534
Executive Vice         1998       135,519        0              0            136,000(5)            20,000
President,             1997       137,972        0              0             50,000(6)             1,000
Secretary and
Treasurer
Gordon Link, Jr.       1999       149,135      38,934        55,945          100,000               28,534
Chief Financial        1998       121,733      25,433           0            110,000(7)            19,460
Officer                1997       119,005        0              0             35,000(8)             1,000
David Denny            1999       134,189      28,104        37,296           62,500               28,534
Vice President         1998       110,892        0              0            109,200(9)            15,089
Operations             1997       102,877        0              0             40,000(10)            1,000

(1) Options to purchase an aggregate of 200,000 shares of common stock were awarded in exchange for the cancellation of options to purchase 250,000 shares of common stock pursuant to the Option Restructuring Plan (see note
      12).
(2) These options were canceled and replaced in 1998 by options to purchase 80,000 shares of common stock granted pursuant to the Option Restructuring Plan (see note 12). These options on 80,000 shares represent a portion of the options to purchase 200,000 shares of common stock mentioned in note 1.
(3) Options to purchase an aggregate of 152,000 shares of common stock were awarded in exchange for the cancellation of options to purchase 190,000 shares of common stock pursuant to the Option Restructuring Plan (see note
      12).
(4) These options were canceled and replaced in 1998 by options to purchase 80,000 shares of common stock granted pursuant to the Option Restructuring Plan (see note 12) . These options on 80,000 shares represent a portion of the options to purchase 152,000 shares of common stock mentioned in note 3.
(5) Options to purchase an aggregate of 76,000 shares of common stock were awarded in exchange for the cancellation of options to purchase 95,000 shares of common stock pursuant to the Option Restructuring Plan (see note
      12).

(6) These options were canceled and replaced in 1998 by options to purchase 40,000 shares of common stock granted pursuant to the Option Restructuring Plan (see note 12). These options on 40,000 shares represent a portion of the options to purchase 76,000 shares mentioned in note 5.
(7) Options to purchase an aggregate of 60,000 shares of common stock were awarded in exchange for the cancellation of options to purchase 75,000 shares of common stock pursuant to the Option Restructuring Plan (see note
      12).
(8) These options were canceled and replaced in 1998 by options to purchase 28,000 shares of common stock granted pursuant to the Option Restructuring Plan (see note 12). These options on 28,000 shares represent a portion of the options to purchase 60,000 shares mentioned in note 7.
(9) Options to purchase an aggregate of 59,200 shares of common stock were awarded in exchange for the cancellation of options to purchase 74,000 shares of common stock pursuant to the Option Restructuring Plan (see note
      12).
(10) These options were canceled and replaced in 1998 by options to purchase 32,000 shares of common stock granted pursuant to the Option Restructuring Plan. These options on 32,000 shares represent a portion of the options to purchase 59,200 shares mentioned in note 9.
(11) The total number of shares of restricted stock awarded is 140,409. These shares vest at a rate of half on the grant date of 7/23/99 and the remaining half vest daily until all are fully vested on 7/23/00.
(12) The Option Restructuring Plan gave holders of NaPro's options the opportunity to have their existing options with exercise prices over $3.00 (the "Covered Options") amended such that the number of shares of common stock underlying such options was reduced by 20% or 50%, depending upon whether the option holder was a NaPro employee or an outsider. If the option holder was an employee he or she was granted 80% of their outstanding original options, and if the option holder was an outsider he or she was granted 50% of the original options. Furthermore, the vesting period and expiration date were reset with the result that vested Covered Options became unvested and the time necessary for vesting reset as of that date. Finally, the period during which the options could be exercised was shortened for former directors and former consultants. The restructured option exercise price was determined by the closing price of the common stock on the national market on March 27, 1998, the day the Option Restructuring Plan was approved by the Board of Directors.
(13) Represents NaPro's 401(k) plan and Employee Stock Ownership Plan (ESOP) contributions of common stock (valued at fair market value as of the date of contribution) for each of the Named Executive Officers.

The following table sets forth each grant of options to purchase common stock made during the year ended December 31, 1999 to the Named Executive Officers:

                                         Option Grants in Last Fiscal Year
                                                                                                Potential Realizable
                             Number of       % of Total                                    Value at Assumed Annual Rates of
                            Securities        Options                                        Stock Price Appreciation for
                            underlying       Granted to   Exercise or Base                       Option Terms ($)(4)
                              Options       Employees in  Price Per Share   Expiration        --------------------------------
          Name            Granted (#)(1)      Year(2)         ($/sh)          Date(3)            5%              10%
         ------           --------------      -------        --------         -------           ----            ----
Leonard P. Shaykin            200,000          18.76%          $2.50          8/17/09         $314,447         $796,871
Sterling K. Ainsworth         200,000          18.76%          $2.50          8/17/09         $314,447         $796,871
Patricia A. Pilia             125,000          11.72%          $2.50          8/17/09         $196,530         $498,045
Gordon H. Link, Jr.           100,000           9.38%          $2.13          7/23/09         $133,955         $339,467
David L. Denny                 62,500           5.86%          $2.13          7/23/09          $83,722         $212,167

(1) Each of the options listed on this table was granted under the 1994 Plan. The options granted to Drs. Ainsworth and Pilia and Mr. Shaykin become exercisable at the rate of 25% of the shares subject to the option when the closing price of the common stock on the National Market is equal to $5.00, $7.50, $10.00, and $12.50 respectively. The options granted to Mr. Link and Mr. Denny become exercisable at the rate of 25% of the shares subject to the option one year after the date of grant and 25% of the shares subject to the option each year thereafter.
(2) Based on the aggregate of 1,066,375 options granted to employees of NaPro, including the Named Executive Officers, in 1999, and consisting of options granted under the 1994 Plan, options granted under the 1993 Stock Option Plan, and options granted under the 1998 Stock Option Plan.
(3) Options granted under the 1994 Plan have a 10-year term and are subject to earlier termination upon death, disability or termination of employment.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

The following table sets forth information concerning outstanding options held by the Named Executive Officers as of the year ended December 31, 1999.

                Aggregated Options Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                               Number of Securities
                                                              Underlying Unexercised           Value of Unexercised
                               Shares          Value                Options at             in-the-Money Options at Year
                            Acquired on       Realized              Year End(#)                     End($)(2)
           Name             Exercise (#)       ($)(1)        Exercisable/Unexercisable      Exercisable/Unexercisable
-------------------------- --------------  --------------  -----------------------------  ------------------------------
Leonard P. Shaykin               0               0               70,000 / 480,000               $90,625 / $437,500
Sterling K. Ainsworth          16,000         $43,000            58,000 / 432,000               $77,875 / $386,500
Patricia A. Pilia                0               0               34,000 / 261,000               $48,313 / $240,125
Gordon H. Link, Jr.              0               0               40,834 / 223,334               $56,709 / $249,334
David L. Denny                   0               0                27,300 / 171,700              $39,163 / $203,213

(1) Represents the difference between the option exercise price and the closing price of the common stock as reported by the National Market on the date of exercise multiplied by the number of shares exercised.
(2) Represents the difference between the option exercise price and the closing price of the common stock as reported by the National Market on December 31, 1999 ($2.8750), multiplied by the corresponding number of underlying shares.

Compensation of Directors

Pursuant to the 1994 Plan, each year non-employee directors are automatically granted, on the date of NaPro's annual meeting of stockholders, non-qualified options to purchase 10,000 shares of common stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders automatically receives non-qualified options to purchase 10,000 shares of common stock upon such appointment or election. The 1994 Plan also provides for automatic annual grants of non- qualified stock options to purchase 10,000 shares of common stock to directors who serve as chair of the Audit, Compensation and Strategic Planning Committees of the Board of Directors. In addition, the 1994 Plan permits the discretionary grant by the Board of Directors of non-qualified options to non-employee directors under certain circumstances. All such options are exercisable at an exercise price equal to the fair market value of the common stock on the date of grant and are subject to certain vesting schedules.

Directors are paid $2,000 for each meeting attended in person and $500 for each meeting attended by telephone. In addition, directors serving on committees of the Board of Directors are paid for attendance at each committee meeting as follows: $1,000 for the committee chairperson attending in person and $500 for non-chair committee members attendance in person or any committee members' attendance by telephone. Directors are reimbursed for their costs incurred in attending Board of Directors meetings.

Drs. Hayes provides certain consulting services to NaPro. See "Certain Relationships and Related Transactions".

Employment Agreements and Termination of Employment Agreements

NaPro entered into amended employment agreements with Mr. Shaykin and Drs. Ainsworth and Pilia (collectively, the "Senior Executives") on October 5, 1998 (collectively, the "Amended Employment Agreements"). In addition, on October 5, 1998, NaPro entered into employment agreements (the "Employment Agreements") with Gordon Link and David Denny (collectively, the "Executive Officers"). The Amended Employment Agreements and the Employment Agreements are referred to collectively as the "Executive Agreements," and the Senior Executives and the Executive Officers are referred to collectively as the "Executives."

Each Amended Employment Agreement provides for an initial three-year employment term that expires October 5, 2001 (the "Initial Term"), and is automatically renewed on each anniversary of the date of the agreement for a new three-year term (each, a "Renewal Term") unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any Renewal Term. No such notice of termination has been given by any of the Senior Executives. Each Employment Agreement provides for an initial three-year employment term that expires on October 5, 2001 (the "Initial Term") and is automatically renewed at the end of the Initial Term and on October 5th of each year thereafter for an additional one-year term (each a "Renewal Term") unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any Renewal Term. No such notice of termination has been given by any of the Executive Officers.

The Amended Employment Agreements provide for initial annual base salaries for Mr. Shaykin and Drs. Ainsworth, and Pilia of $159,000, $175,000, and $135,000 respectively. Under the Amended Employment Agreements, in the event of a change of control of NaPro, the Senior Executives are to be granted annual bonuses in amounts determined by the Board's Compensation Committee, but not less than the greater of $20,000 or the amount of the highest annual bonus paid to the Senior Executive for the three prior years. Mr. Shaykin is a part-time employee of NaPro, and is not required under his Amended Employment Agreement to spend more than 20 hours in any week or 80 hours per month on NaPro's affairs.

The Employment Agreements provide for initial annual base salaries for Mr. Link and Mr. Denny of $125,000 and $106,000. Under the Amended Employment Agreements, the Senior Executives are to be granted annual bonuses in amounts determined by the Board's Compensation Committee, but not less than the greater of $15,000 or the amount of the highest annual bonus paid to the Senior Executive for the three prior years.

Each Executive Agreement provides for certain benefits if, prior to the end of the Initial Term or any Renewal Term, an Executive's employment is terminated either by NaPro other than for Cause (as defined in the Executive Agreements) or by the Senior Executive for Good Reason (as defined in the Executive Agreements). In general, each Executive would be entitled to receive, subject to certain limitations, (i) a continuance of their respective salary and bonus, if any, through the end of the Initial Term or the then current Renewal Term, if applicable (but in no event for longer than three years or less than two years, or less than one year in the case of Mr. Denny), and (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

In addition, each Executive Agreement provides for payment of a "stay bonus" equal to one year's then current base salary in the event that a Change in Control (as defined in the Executive Agreements) occurs and the Executive remains employed by NaPro (or its successor) and either remains so employed on the first anniversary of the Change in Control or is terminated by NaPro without Cause or by the Executive for Good Reason during the first year following the Change in Control.

The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to NaPro rights to intellectual property developed by the Executives that relate to NaPro's business or developed in the course of employment with NaPro and (iii) prohibiting competition with NaPro under certain circumstances during and for five years after the Executive's employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, NaPro's directors and certain of its officers, and persons holding more than ten percent of NaPro's common stock are required to file forms reporting their beneficial ownership of NaPro's common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish NaPro copies of forms so filed. Based solely upon a review of copies of such forms filed with NaPro, Sterling Ainsworth was late in filing one Form 4, on which he reported one transaction, and no other directors or officers were late in filing any reports on Forms 3, 4 and 5.

Certain Relationships and Related Transactions

Drs. Hayes provides certain consulting services to NaPro. NaPro and MediScience Associates are parties to a consulting agreement (the "MediScience Agreement") whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, provides NaPro with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. NaPro makes quarterly payments to MediScience under the MediScience Agreement in the amount of $12,500 for such services. Dr. Hayes is obligated to provide consulting services to NaPro under the MediScience Agreement indefinitely, but the MediScience Agreement is terminable by NaPro or MediScience at any time with 90 days prior written notice

Compensation Committee Report on Executive Compensation.

      The report of the Compensation Committee of the Board of Directors (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that NaPro specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Goals. The Committee implements NaPro's executive compensation policies. NaPro is committed to executive compensation policies that promote and support NaPro's goals and that inspire executives to make a significant contribution to the financial success of NaPro. NaPro's overall compensation philosophy for executive officers has the following objectives: (1) the attraction and retention of qualified personnel whose participation is important to the short-term and long-term success of NaPro; and (2) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making.

NaPro has established its executive compensation policies using the above objectives as its foundation. The Committee's current practice is to review the compensation of each of the corporate officers. The Committee also administers all annual bonuses and equity based incentive compensation including grants of stock options and restricted stock. The following describes the three primary components of NaPro's current executive compensation program.

Base Salary. For 1999, the base salary compensation of NaPro's Chief Executive Officer, Mr. Shaykin, and certain other senior executives, was primarily determined by such officers' employment agreements with NaPro. The Compensation Committee believes that the current base salaries of NaPro's executive officers are justified due to NaPro's financial condition.

Annual Bonus. In 1999, a bonus in the form of restricted NaPro common stock and cash was paid to each executive officer. The bonuses are as follows: Leonard Shaykin was paid a bonus in the amount of $81,977 and was granted 35,102 shares of restricted NaPro common stock; Sterling Ainsworth was paid a bonus in the amount of $103,453 and was granted 35,102 shares of restricted NaPro common stock; Patricia Pilia was paid a bonus in the amount of $56,114 and was granted 26,327 shares of restricted NaPro common stock; Gordon Link was paid a bonus in the amount of $38,934 and was granted 26,327 shares of restricted NaPro common stock; and David Denny was paid a bonus in the amount of $28,104 and was granted 17,551 shares of NaPro common restricted stock.

Equity-based Incentives. NaPro considers equity-based incentives to be an integral part of executive compensation. The Committee believes that the grant of restricted stock awards, stock options and other awards pursuant to the 1993 Stock Option Plan, 1994 Long-Term Performance Incentive Plan, and 1998

Stock Option Plan has been, and will continue to be, an effective method for the creation of a mutual interest between NaPro's employees and NaPro's stockholders. During 1999, stock options and shares of restricted stock were granted to seven executive officers. These grants were recommended to the Committee by the Chairman of the Board and the President. Factors considered in the grant of restricted stock awards and stock options include recommendations made to the Committee by the Chairman of the Board and the president of NaPro and the Committee's own subjective evaluation of the individual executive's performance and the performance of NaPro, taking into account the goal and overall compensation philosophy stated above. The recommendations of such grants to the Committee and the Committee's approval of such recommendations were not based on any specific formulas.

For 1999, the total compensation (including bonuses and equity-based incentives) of NaPro's Chief Executive Officer, Mr. Shaykin, and other senior executives, was assessed in light of such executives' performance and the progress of NaPro. Factors taken into account included the achievements by NaPro in initiating clinical studies, steps taken toward securing a marketing partner for the United States and other steps taken by NaPro to support the manufacture, registration, and marketing of NaPro's primary product, paclitaxel.

On July 17, 2000, certain members of NaPro Compensation Committee were replaced by persons designated by NaPro as provided for under NaPro's bylaws. The preceding description relates to compensation reported by NaPro for 1999 and is based upon the compensation program implemented by NaPro's previous Board of Directors and Compensation Committee. NaPro does not expect a significant change in its present compensation program with the appointment of new members of the Compensation Committee, although a review of compensation policies by the new members could result in changes to NaPro's compensation program. The preceding report is based upon information available to the current members of the Compensation Committee about NaPro's compensation program as it was implemented prior to July 17, 2000, by the previous members of the Compensation Committee.


                                                      COMPENSATION COMMITTEE

                                                         Edward Erickson
                                                           Richard Perle
                                                          Robert Pollack

Stock Price Performance Graph

      The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
      The graph below compares the cumulative return of the Company's Common Stock against the Total Return Index for the Nasdaq Market (U.S.) and a peer group which is comprised of the companies listed on the Nasdaq Pharmaceutical Stock Index. The cumulative return presented is based upon an initial investment of $100 over the period August 1, 1994 (the date of the Company's initial public offering) through December 31, 1999. The stock price performance on the graph is not necessarily an indicator of future price performance. The cumulative return of the Company's Common Stock is based upon its initial public offering price of $5.00 and the last reported sale price of the Common Stock as reported on the Nasdaq National Market on December 31, 1999, the last trading day of 1999 ($2.875). The indices assume the reinvestment of all dividends. [GRAPHIC_OMITTED]


                        August         December      December       December      December       December       December
                        1, 1994        30, 1994      29, 1995       31, 1996      31, 1997       31, 1998       31, 1999
NaPro (NPRO)                $100          $120.00       $187.50        $212.50        $50.00        $28.12         $57.50
Nasdaq Market               $100          $104.39       $147.54        $181.54       $222.43        $313.64        $581.38
(U.S.)
Peer Group                  $100          $102.46       $187.92        $188.50       $194.68        $247.68        $459.23
(Nasdaq
Pharmaceutical
Index)

Proposal 2: Increase in the Number of Authorized Shares

Background

NaPro's Board of Directors has determined that amending NaPro's Amended and Restated Certificate of Incorporation in the manner described below is advisable and is in the best interest of shareholders and recommends that NaPro's shareholders approve and adopt the proposed amendment. The proposed amendment would increase the number of authorized shares of the common stock from 30.0 million shares to 45.0 million shares.

The proposed amendment is being recommended because the Board of Directors believes having shares authorized and available for issuance will provide NaPro with greater flexibility in pursuing funding to meet NaPro's capital needs in the future.

Description of the Proposal

The proposed amendment to the Amended and Restated Certificate of Incorporation will increase the number of authorized shares of NaPro's Common Stock from 30.0 million to 45.0 million. As of July 21, 2000, 24,054,904 shares of Common Stock were outstanding, and approximately 3.1 million were reserved for issuance pursuant to NaPro's existing employee stock option plans and corresponding stockholder approval, leaving an amount of NaPro authorized common stock that is insufficient to satisfy its obligations for shares formally reserved for issuance upon exercise or conversion of outstanding options, warrants, and other convertible securities, as well as for pursuing funding to meet NaPro's capital needs in the future. The proposed amendment would permit additional shares of common stock to be reserved for pursuing funding for possible acquisitions or to meet NaPro's future capital needs, as well as to be available for issuance upon exercise or conversion of outstanding options, warrants and other convertible securities.

If Proposal 2 is approved, the newly authorized shares of common stock would have all of the rights and privileges as the shares of common stock now authorized. The common stock has no preemptive rights. Once shares of Common Stock are authorized, the Board of Directors can issue shares of common stock without stockholder approval, except as may be required by law or regulations or by the rules of the Nasdaq Stock Market or any stock exchange on which NaPro's securities may then be listed.

Although the board of directors would issue additional shares based on its judgment as to the best interests of NaPro and its shareholders, the issuance of additional shares would have the effect of diluting the relative voting power per share. It also could have the effect of diluting a shareholder's interest in NaPro on an economic basis to the extent shares are issued at a price less than their fair value.

If Proposal 2 is approved, Section I of Article Four of the Amended and Restated Certificate of Incorporation will be amended, in pertinent part, to read as follows:

                                    ARTICLE FOUR

                           I.       AUTHORIZED SHARES

                                    The Corporation shall have authority to
                                    issue 48,000,000 shares of capital stock, 45,000,000 of which shall be Common Stock, with a par value of $.0075 per share, 1,000,000 of which shall be Nonvoting Common Stock, with a par value of $.0075 per share, and 2,000,000 of which shall be Preferred Stock, with a par value of $.001 per share.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock outstanding as of the record date is required to approve the proposed amendment to NaPro's Amended and Restated Certificate of Incorporation.

If the amendment is not approved by the shareholders, NaPro's Amended and Restated Articles of Incorporation, which authorizes the issuance of 30.0 million shares of common stock, will remain unchanged.

The Board of Directors recommends a vote FOR this Proposal to approve an amendment to NaPro's Certificate of Incorporation.

Proposal 3: Amendments to the 1994 Long-Term Incentive Plan

Description of Proposed Amendments

Contingent upon approval by the stockholders, the Board of Directors has adopted an amendment to the 1994 Plan to increase the maximum number of shares of Common Stock issuable as awards under the 1994 Plan from 2,675,000 to 3,875,000.

Reasons for Proposed Amendments

As of July 21, 2000, stock options have been granted under the 1994 Plan to purchase a total of 2,675,000 shares. With grants made during 1999 and 2000 (some of which are subject to stockholder approval of the amendment), the shares in the 1994 Plan have been exhausted. The Board believes that it is in the best interest of NaPro to increase the number of shares available for awards under the 1994 Plan in order to allow NaPro to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the 1994 Plan. Failure to attract and retain new employees or to compensate existing employees could create a situation in which NaPro is unable to attract and retain sufficiently competent, skilled personnel, and could have a material adverse effect.

1994 Long-Term Incentive Plan.

In May 1994, NaPro's Board of Directors adopted the 1994 Plan which was subsequently approved by the stockholders of NaPro prior to NaPro's initial public offering in August 1994 and amended with the approval of stockholders in 1998. The 1994 Plan, as amended, provides for granting to employees and other key individuals who perform services for NaPro ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the 1994 Plan. The 1994 Plan also provides non-employee directors with stock option grants according to an established formula and permits the discretionary grant of non-qualified options by the Compensation Committee to non-employee directors under certain circumstances.

The 1994 Plan affords NaPro latitude in tailoring incentive compensation to support corporate and business objectives, to anticipate and respond to a changing business environment and competitive compensation practices and, in the case of options granted to non-employee directors, to strengthen further the non- employee directors' linkage with stockholder interests.

Shares subject to Plan. The 1994 Plan currently allows for the issuance of 2,675,000 shares of Common Stock as awards. Stockholder approval of Proposal 3 would increase the number of shares of Common Stock issuable as awards under the 1994 Plan to 3,875,000.

Administration. The Compensation Committee has exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan except that the maximum number of shares subject to one or more Awards that can be granted to any participant in one taxable year of the Corporation is 200,000 shares. The decisions of the Committee will be final and binding on all parties. The Committee must be structured at all times so that all of its members are "disinterested directors" as defined in Securities and Exchange Commission Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Compensation Committee, rights to these forms of contingent compensation will be forfeited if a Participant's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the 1994 Plan will not be transferable except by will or by laws of descent and distribution.

Awards. Under the 1994 Plan, Participants are granted incentive awards consisting of stock options, SARs, restricted stock, performance grants and other types of awards.

Stock Options. Participants are granted stock options which may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees. Stock options are rights to purchase a specified number of shares of Common Stock at a price fixed by the Compensation Committee. The option price may not be less than the fair market value of the underlying shares of Common Stock on the date of grant provided that the option price for incentive options granted to an employee who owns more than 10% of the Common Stock must be at least 110% of fair market value of the underlying Common Stock on the date of the grant. In the case of purchased stock options, a specified number of non-qualified stock options (with an option price as described above) will be offered for grant to selected Participants in exchange for a purchase price, specified by the Compensation Committee, which is payable at the time of grant. Options generally will expire not later than ten years after the date on which they are granted provided that an incentive option granted to an employee who owns more than 10% of the Common Stock must expire no more than 5 years after the date of grant. Options will become exercisable at such times and in such installments as the Compensation Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, Common Stock or the surrender of another outstanding award or any combination thereof) as the Compensation Committee may determine. Federal income tax payable as a consequence of the exercise of such options is borne by the grantee.

The following provisions apply in the event of a Participant's termination of employment or service as a non-employee director. An employee who terminates employment other than for cause may exercise the option for 90 days (or the period determined by the Compensation Committee) after termination of employment. A non-employee director whose service on the Board terminates (other than for cause) may exercise the option for three years (or the period determined by the Committee) after termination of service. If a Participant terminates employment or service on account of disability (as defined in the Plan) or retires under an approved NaPro retirement program, the individual may exercise the option for three years (or the period determined by the Compensation Committee) after the Participant's death. The Plan provides that, in all cases, an option may be exercised only to the extent that it was vested at the time of termination of employment or service or death unless the Compensation Committee provides otherwise and only during the term of the option. The Plan also provides that if a Participant who terminated employment on account of disability returns to employment or service within three years, the vesting determined by the Compensation Committee and the option term will be extended for a period equal to the period of time the Participant was absent from employment or service on account of the disability; however, the term of an incentive option will not be extended.

SARs. SARs may be granted alone, or a holder of an option or other award may be granted a related SAR, either at the time of grant or by amendment thereafter. Upon exercise of an SAR, the holder must surrender the SAR and surrender, unexercised, any related option or other award, and the holder will receive in exchange, at the election of the Compensation Committee, cash or Common Stock or other consideration, or any combination thereof, equal in value to (or, in the discretion of the Compensation Committee, less than) the difference between the exercise price or option price per share and the fair market value per share of Common Stock on the last business day preceding the date of exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised. SARs terminate when the Participant terminates employment or service except that (1) if the Participant terminates on account of disability or under an approved NaPro retirement program, the Participant may exercise the SAR for three years (or the period determined by the Compensation Committee) after termination and (2) if the Participant dies, the SAR may be exercised for one year (or other period determined by the Compensation Committee) after the Participant's death. The SAR may be exercised only to the extent that it was vested at the time of termination or death unless the Compensation Committee provides otherwise and only during the term of the SAR.

Restricted Stock Awards. A restricted stock award is an award of a specified number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Compensation Committee. During the restriction period, the Participant generally has the right to vote and receive dividends on the shares. If the Participant's employment or service terminates prior to the end of the restriction period, the Participant's rights to the Restricted Stock will terminate, except that if the termination is on account of death, disability, or retirement under an approved NaPro retirement program, the Compensation Committee may cancel the restrictions s to any or all shares of Restricted Stock.

Performance Grants and Other Awards. Performance grants are awards with a final value, if any, that is determined by the degree to which specified performance objectives have been achieved during an award period set by the Compensation Committee, subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives are based on various measures of performance, including, without limitation, measures of industry, Company, unit or Participant performance, or any combination of the foregoing, as the Compensation Committee may determine. The Compensation Committee may make such adjustments in the computation of any performance measure as it may deem appropriate. A target value of an award will be established (and may be amended thereafter) by the Compensation Committee and may be a fixed dollar amount, an amount that varies from time to time based on the value of a share of Common Stock, or an amount that is determinable from other criteria specified by the Compensation Committee. Payment of the final value of an award will be made as promptly as practicable after the end of the award period or at such other time or times as the Compensation Committee may determine. If the Participant terminates employment or service before the end of the award period, the award may be canceled or the value of the award may be paid in whole or in part as the Compensation Committee determines. The 1994 Plan permits the grant of any other type of incentive compensation award determined by the Compensation Committee to be consistent with the purposes of the 1994 Plan.

Awards to Non-Employee Directors. The 1994 Plan provides that each person who is not an employee of NaPro or any of its subsidiaries and who (i) is elected or re-elected as a director of NaPro at an annual meeting of NaPro's stockholders,
(ii) continues service as a director of NaPro after an annual meeting of NaPro's stockholders at which the director is not subject to re-election, or (iii) is appointed as a director of NaPro in accordance with its Bylaws following an annual meeting of NaPro's stockholders (each, an

"Eligible Director"), will receive, on the next business day following each such election or appointment, a non-qualified option to purchase a specified number of shares of NaPro's Common Stock. Currently, non-employee directors are entitled to receive an option for 10,000 shares of Common Stock under such automatic provisions. The 1994 Plan also provides for automatic annual grants of options to purchase 10,000 shares of Common Stock to the chair of the Audit, Compensation and Strategic Planning Committees of the Board of Directors. If elected at an annual meeting of stockholders, each option then granted to a non-employee director will have an option price equal to the fair market value of NaPro's Common Stock on the date of grant, will become exercisable in full on the earlier of the first anniversary following the grant date or the business day next preceding the date of the annual meeting of NaPro's stockholders immediately following the date of the grant, and will have a term of 10 years from the date of grant. The 1994 Plan also provides for the discretionary grant of non-qualified options by the Compensation Committee to non-employee directors under certain circumstances.

Liquidation; Changes in Control; Mergers. Upon the liquidation or dissolution of NaPro, all outstanding awards under the 1994 Plan will terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Compensation Committee. Upon certain events, including (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act but excluding NaPro and any subsidiary and any employee benefit plan sponsored or maintained by NaPro or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of NaPro representing 25% or more of the combined voting power of NaPro's then outstanding securities; (ii) individuals who at the beginning of any 12-month period constituted the Board ceasing for any reason other than death to constitute a majority of such Board; or (iii) approval by NaPro's stockholders of a transaction involving the acquisition of NaPro by an entity other than NaPro or any subsidiary through purchase of assets, by merger, or otherwise, (A) any SARs and any options will become immediately exercisable in full; (B) restrictions and deferral limitations applicable to any restricted stock and other awards payable in shares of Common Stock will lapse and become immediately exercisable in full; (C) generally, outstanding performance grants will become vested and will be paid out based on the prorated target results for the awards period in question unless the Committee provides otherwise before the change in control; and (D) generally, the value of all outstanding options, SARs, restricted stock, performance grants and any other type of award payable in shares of Common Stock will be cashed out.

Amendment and Termination. The Board may amend or suspend the 1994 Plan in whole or in part at any time provided that stockholder approval is obtained where failure to obtain such approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3 under the Exchange Act and with other applicable law. The 1994 Plan terminates upon the earlier of (1) the adoption of a Board resolution terminating the Plan, or (2) ten years from June 16, 1994, unless extended for up to an additional five years by action of the Board of Directors. No amendment or termination of the Plan may materially affect any rights of a Participant with respect to any award without the written consent of the Participant except where, in the Compensation Committee's discretion, it determines that significant changes in the Participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, account or cost/benefit conditions have had or will have a substantial effect on the performance of NaPro or any of its subsidiaries or affiliates.

Federal Income Tax Consequences of the Grant and Exercise of Options Under the 1994 Plan. The tax consequences applicable to NaPro and to a Participant in the 1994 Plan in connection with options granted to a participant are complex and depend, in large part, on the surrounding facts and circumstances. The following brief summary of certain significant United States federal income tax consequences under existing law of the 1994 Plan is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Under the Code, the grant of a stock option does not result in taxable income to the optionee or any tax deduction to NaPro. However, the transfer of common stock of NaPro to an optionee upon exercise of an option may or may not give rise to taxable income to the optionee and tax deductions to NaPro, depending upon whether or not the option is an incentive stock option or non-qualified option.

In general, a Participant will not recognize any income upon the exercise of an incentive stock option, and NaPro will not be entitled to a tax deduction on account of such exercise. However, a Participant could be subject to the alternative minimum tax upon exercise for the year in which the option was exercised. If the Code requirements relating to the holding periods for stock acquired on exercise of an incentive stock option have been satisfied, a Participant who acquires Company Common Stock upon the exercise of his or her incentive stock option will recognize any gain or loss realized upon the sale of such stock as capital gain or loss, but NaPro will not be entitled to any tax deduction on account of such sale. If such holding period requirements are not satisfied with respect to such stock acquired on exercise of an incentive stock option, the sale of the stock or acquired will result in ordinary compensation income being recognized by the Participant in an amount equal to the excess, with certain adjustments, of the fair market value of the underlying stock on the date of exercise, or, if less, the sale price over the option price and NaPro will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and necessary expense and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code. Any additional gain realized by such Participant on such a sale of his or her stock will be a capital gain. If the total amount realized upon such a sale is less than the exercise price of the incentive stock option, the difference will be a capital loss to such Participant.

In the case of a non-qualified option, a Participant generally will recognize ordinary compensation income upon the exercise of such option in the amount equal to the excess of the fair market value of the underlying stock on the date of exercise over the option price, and NaPro will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and necessary expense and reasonable compensation requirements for deductibility and that the deduction is not limited to Section 162(m) of the Code. In the case of employees, the compensation income is subject to wage withholding. If, however, the sale of Common Stock of NaPro at a profit would subject the Participant to liability under Section 16(b) of the Exchange Act, the Participant will recognize compensation income equal to the excess of (i) the fair market value of such Common Stock on the earlier of the date that is six months after the date of exercise or the date the Participant can sell the Common Stock without liability under Section 16(b) over (ii) the exercise price. The Participant can make an election under Section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. A Participant will recognize as capital gain or loss any profit or loss realized on the sale or exchange of any such shares disposed of or sold.

Under Section 162(m) of the Code, NaPro may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the chief executive officer of NaPro or any one of the other four highest paid executive officers employed by NaPro on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by NaPro's stockholders, is not subject to this limitation on deductibility. The Corporation has structured the stock option and SAR portions of the 1994 Plan with the intention that compensation resulting therefrom would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. However, certain options granted during 2000 may not satisfy all of the requirements of Section 162(m) of the Code and may not qualify as performance-based compensation. The 1994 Plan allows the Committee discretion to award restricted stock and other stock-based awards that are intended to be qualified performance-based compensation. Bonuses and other compensation payable in stock under the 1994 Plan are not intended to qualify as performance-based compensation.

New Plan Benefits

The future benefits or amount that will be received by executive officers and other employees of NaPro under the 1994 Plan are not determinable, as grants to such persons are determined in the discretion of the Compensation Committee and the Board of Directors. However, the Compensation Committee has authorized the following option grants to be effective upon approval of Proposal 3.

                                                 New Plan Benefits

Options to purchase 327,500 shares of Common Stock to be granted effective upon approval of Proposal 3.

Name/Title                                  Shares            Date Granted      Price         Vesting       Expire
------------------------------------------------------------------------------------------------------------------
Leonard Shaykin                             68,052            6/27/00           current       4 yrs.        6/27/10
      Chairman of the Board                                                     market
      Chief Executive Officer                                                   price upon
      Director                                                                  approval

Sterling Ainsworth                          56,710            6/27/00           current       4 yrs.        6/27/10
      President                                                                 market
      Vice Chairman of the Board                                                price upon
      Chief Scientific Officer                                                  approval
      Director

Patricia Pilia                              56,710            6/27/00           current       4 yrs.        6/27/10
      Executive Vice President                                                  market
      Director                                                                  price upon
                                                                                approval

Gordon Link                                 45,368            6/27/00           current       4 yrs.        6/27/10
      Chief Financial Officer                                                   market
      Vice President                                                            price upon
                                                                                approval

David Denny                                 34,026            6/27/00           current       4 yrs.        6/27/10
      Vice President                                                            market
                                                                                price upon
                                                                                approval

Other Executive Officers                    66,634            6/27/00           current       4 yrs.        6/27/10
                                                                                market
                                                                                price upon
                                                                                approval

Vote Required and Board Recommendation

Proposal 3 requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Broker-non votes will not be counted in determining whether Proposal 3 has been approved to the extent that brokers are not entitled to vote on the matter without instructions from beneficial owners. If the amendment is not approved by the shareholders, NaPro's 1994 Plan will continue in effect without the proposed amendments.

The Board of Directors recommends a vote FOR this Proposal to approve an amendment to the 1994 Long-Term Performance Incentive Plan.

Proposal 4: Ratification of Selection of Independent Auditors

The Board of Directors has selected Ernst & Young LLP as NaPro's independent auditors for the year ending December 31, 1999, and has further directed that management submit this selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP have audited NaPro's financial statements for 1999. Representatives of Ernst & Young LLP who are expected to be present at the Annual Meeting will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Ernst & Young LLP, the Board of Directors will reconsider such selection.

Management and the Board of Directors recommend a vote FOR this Proposal to ratify selection of Ernst & Young LLP as NaPro's independent auditors.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

                                         By Order of the Board of Directors,




                                         Patricia A. Pilia
                                         Secretary




Boulder, Colorado
August 16, 2000

                                  Common Stock
                           NaPro BioTherapeutics, Inc.

Proxy Solicited by the Board of Directors
For the Annual Meeting of Stockholders to Be Held on September 13, 2000

      The undersigned hereby appoints Leonard Shaykin, Sterling K. Ainsworth and Patricia A. Pilia, or any of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the "Annual Meeting") of Stockholders of NaPro BioTherapeutics, Inc. (the "Company") to be held on September 13, 2000, at 9:00 a.m. at the Raintree Conference Center at the Raintree Center Hotel, 1850 Industrial Circle, Longmont, Colorado, and at any adjournments or postponements thereof, and to vote thereat all the shares of Common Stock, $.0075 par value per share, held of record by the undersigned at the close of business on July 21, 2000, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

      Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

   X  Please mark your votes as in this example
------

1.  ELECTION OF DIRECTORS: Nominees:  Leonard Shaykin; Arthur Hull Hayes, Jr;
                                      Edward Erickson; Robert Pollack, Richard
                                      Perle and Marc Ostro.
                                      (to serve until 2003 Annual Meeting)

o   VOTE FOR ALL NOMINEES                    o   VOTE WITHHELD FROM ALL NOMINEES

To withhold authority to vote for any nominee, write that nominee's name on the space below.
                           ---------------------------

2. AMENDMENT TO NaPro's Certificate of Incorporation and Bylaws to increase the maximum number of shares of Common Stock issuable thereunder from 30,000,000 to 45,000,000.

FOR         o                      AGAINST           o           ABSTAIN       o



3. AMENDMENTS TO NaPro'S 1994 LONG-TERM PERFORMANCE INCENTIVE PLAN (THE "1994 PLAN") to increase the maximum number of shares of Common Stock issuable as awards under the Plan from 2,675,000 to 3,875,000.

FOR         o                      AGAINST           o           ABSTAIN       o

4. To ratify the selection by the Board of Directors of Ernst & Young LLP as NaPro's independent auditors for the year ending December 31, 1999.

FOR         o                      AGAINST           o           ABSTAIN       o

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s)__________________________________________________Date______________

NOTE: Please sign this proxy as your name appears hereon, including the title "Executor," "Trustee," etc., if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.